Exhibit 99.1

BWXT Announces Chief Financial Officer Transition

(Lynchburg, Va. – May 12, 2025) BWX Technologies, Inc. (NYSE: BWXT) today announced that Robb A. LeMasters has stepped down from his position as executive vice president and chief financial officer. The company has named Mike T. Fitzgerald, current chief accounting officer, as the interim chief financial officer.

Mr. Fitzgerald joined BWXT in 2022 as vice president, finance and chief accounting officer, responsible for overseeing and reporting on the company’s day-to-day financial operations. He previously led MorganFranklin, LLC’s aerospace and defense practice as managing director and was an audit senior manager at Deloitte & Touche, LLP. In 2024, his financial leadership at BWXT was recognized with a rising star award from the Northern Virginia Technology Council.

“Mike Fitzgerald has made an impressive impact on the company in a very short time, and I look forward to working with him in this expanded role,” said Rex Geveden, president and chief executive officer. “His depth of financial understanding and extensive corporate experience will ensure a smooth transition, and will support BWXT’s growth strategy and focus on operational excellence.”

Mr. LeMasters joined BWXT first on the board of directors from 2015 to 2020, and then in 2020 as senior vice president and chief strategy officer, transitioning to chief financial officer in 2021, and executive vice president in 2024.

“During Robb LeMasters’s tenure, BWXT has delivered impressive growth and significant returns to shareholders against a backdrop of financial discipline and strategic capital allocation,” said Mr. Geveden. “His strategic insights and dedication to the company made him a trusted personal advisor and key member of my leadership team. I am deeply grateful for his contributions to BWXT and wish him well in his next chapter. We are pleased that he will continue to serve the company as a special advisor during this transition.”

“I feel privileged to have spent the past decade alongside BWXT, since the spin-off of Babcock & Wilcox Enterprises in 2015.  It has been the professional experience of my lifetime - from supporting a newly traded public company to realizing consistent and sustained growth quarter over quarter under Rex’s leadership,” said Robb LeMasters. “I have every confidence that the Company will continue to enjoy outstanding financial success under the stewardship of this strong finance team going forward.”

Forward-Looking Statements

BWXT cautions that this release contains forward-looking statements, including, without limitation statements relating to performance and expectations. These forward-looking statements involve a number of risks and uncertainties, including, among other things, the timing of technology development; our ability to obtain the necessary regulatory approvals, licenses and permits in a timely manner; the ability to commercialize this technology; competition in an environment of rapid technological changes; and the enforcement and protection of our intellectual property rights. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, please see BWXT’s annual report on Form 10-K for the year ended December 31, 2024, and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. A U.S.-based company, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental restoration, nuclear medicine and space exploration. With approximately 8,700 employees, BWXT has 15 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at a dozen U.S. Department of Energy and NASA facilities. For more information, visit www.bwxt.com. Follow us on LinkedIn, X, Facebook and Instagram.

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Media Contact

John Dobken

Senior Manager, Media & Public Relations

202.428.6913 jcdobken@bwxt.com

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Chase Jacobson

Vice President, Investor Relations
980.365.4300 investors@bwxt.com